UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2014

UniTek Global Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-34867 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code:  (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 2, 2014, UniTek Global Services, Inc. (the “Company”) received a notice from The NASDAQ Stock Market LLC stating that the bid price of the Company’s common stock had closed below $1.00 per share for 30 consecutive business days and that, as a result, the Company no longer meets the minimum bid price requirement for continued listing on The NASDAQ Global Market, as set forth in NASDAQ Listing Rule 5450(a)(1).

The notice states that the Company has 180 calendar days, or until December 29, 2014, to regain compliance with the rule. Specifically, if at any time before December 29, 2014, the closing bid price of the Company’s common stock closes above $1.00 per share for a minimum of 10 consecutive business days, but generally no more than 20 days, the NASDAQ staff will determine that the Company complies with the minimum bid price requirement and the Company will be provided with written confirmation of such compliance. If the Company has not achieved compliance by December 29, 2014, it would be eligible for an additional 180-day compliance period so long as the Company satisfies the continued listing requirement for market value of publicly held shares and all other requirements for initial listing on The NASDAQ Global Market (but for bid price) and if the Company provides written notice of its intention to cure the bid price deficiency during the second compliance period. If it appears to the NASDAQ staff that the Company will not be able to cure the deficiency or if the Company is not otherwise eligible for the time extension, the NASDAQ staff will provide the Company with written notification that the Company’s common stock will be subject to delisting from The NASDAQ Global Market and, at such time, the Company may appeal the delisting determination to a Hearings Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: July 9, 2014	By:	/s/ Andrew J. Herning
Andrew J. Herning
Chief Financial Officer